UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 28, 2012

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orland, FL 32801

(Address of principal executive offices)

(407- 999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01	Entry into a Material Definitive Agreement

On June 28, 2012, through a wholly-owned subsidiary, we became obligated pursuant to a definitive purchase and sale agreement dated May 7, 2012 to acquire an 80% interest in a joint venture that will own a portfolio of four assisted living facilities located in Illinois and Texas. Urbana Care Group LLC, Springfield Care Group LLC, Normal Care Group LLC, Bryan Care Group LLC (the “Current Owners”) and Erwin Family Properties I, LLC (“JEA”), none of which are affiliated with us, own the facilities. The four facilities, Amber Glen of Urbana, IL, Mill Creek of Springfield, IL, Creek, Sugar Creek of Normal, IL and Hudson Creek of Bryan, Texas (together, the “Leah Bay Portfolio”), have a total of 264 beds in 152 units, all of which are dedicated to memory care. JEA will be our joint venture partner in the $49.0 million transaction, and will hold the remaining 20% equity interest in the Leah Bay Portfolio upon completion of the transaction. The purchase and sale agreement was amended on June 21, 2012, and on June 28, 2012. Except with respect to specific contingencies, our right to terminate the agreement without the Current Owners’ and JEA’s consent has expired. We would invest approximately $13.7 million for our 80% interest in the joint venture. The investment would be funded from available cash.

JEA specializes in the acquisition, development and management of senior housing communities, focused on memory care. Based in Vancouver, Washington, JEA owns, operates or has under development 35 senior living facilities in the United States and Canada.

In evaluating this acquisition and determining the appropriate amount of consideration to be paid for this acquisition, we considered a variety of factors including overall valuation of targeted net rental income, location, demographics, existing and planned competitive properties and analyzed how the property compares to comparable properties in its market.

In connection with the acquisition of the Leah Bay Portfolio, we paid a $490,000 deposit to an escrow account, and under the terms of the purchase and sale agreements, we are obligated to pay a portion of certain closing costs, including, but not limited to attorney fees, certain title insurance premiums, survey costs, recording costs and escrow charges. The deposit became non-refundable upon execution of the Agreement except with respect to specific contingencies.  The acquisition of the portfolio is currently scheduled to be completed in July 2012.  Although most contingencies have been satisfied and we expect to close in accordance with the terms of the Agreement, there can be no assurance that remaining contingencies will be satisfied or that events will not arise that could prevent us from acquiring the property.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: July 2, 2012	By:	/s/Sharon C. Kaiser
Sharon C. Kaiser,
Chief Financial Officer